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Exhibit 5.1

July 9, 2009
Level 3 Communications, Inc.
1025 Eldorado Blvd.
Broomfield, Colorado 80021

Ladies and Gentlemen:

        We are delivering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Level 3 Communications, Inc. (the "Company") on July 9, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the resale of $200,000,000 aggregate principal amount of 7% Convertible Senior Notes due 2015 (the "2015 Senior Notes") of the Company, which includes 111,112,000 shares of Common Stock issuable upon conversion of the notes (the "Shares"). The 2015 Senior Notes were issued pursuant to an indenture, dated as of June 26, 2009, between the Company and The Bank of New York Mellon, as trustee. For purposes of this opinion letter, the term "Indenture" refers to the indenture pursuant to which the 2015 Senior Notes were issued. The 2015 Senior Notes and the Shares are to be offered and sold by the selling securityholder from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of officers of the Company, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the 2015 Senior Notes and the Shares, including the Indenture and the Registration Statement, and have made such investigations of law, as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies. In rendering the opinions expressed below, as to questions of fact material to such opinions we have relied upon certificates of public officials and officers of the Company.

        Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

          1.     The Company is validly existing under the laws of the State of Delaware;

          2.     The 2015 Senior Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors' rights generally, and (ii) general principals of equity, regardless of whether enforceability is considered in a proceeding at law or equity; and

          3.     The shares of Common Stock issuable upon conversion of the 2015 Senior Notes beneficially owned by the selling securityholder named in the prospectus included in the Registration Statement have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of such 2015 Senior Notes and the Indenture, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

        In rendering the foregoing opinions, we do not express an opinion concerning any laws other than the laws of the State of New York and the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5.1